Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of LNB Bancorp, Inc. for the registration of 367,321 of its common shares and to the incorporation by reference therein of our report dated March 4, 2013, with respect to the consolidated financial statements of LNB Bancorp, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

December 30, 2013